Exhibit 10.4

AMENDMENT TO LEASE

THIS AMENDMENT TO LEASE (this “Amendment”) amends and modifies that certain lease and Addendum thereto by and between Mr. Art Grandlich d/b/a McKellips Corporate Square (Lessor) and Renaissance International Group, Ltd. (RIGL), a Nevada corporation (Lessee) dated June 1, 1998, as follows:

“Lessee shall be responsible for constructing all tenant improvements to the Suite in a professional and workmanlike manner pursuant to all applicable municipal and state building codes, at Lessee’s sole cost and expense. No later than 90-days from the date Lessee’s plans are approved by the city of Mesa. Lessee shall construct a minimum of 6,000 square feet of air conditioned office area and any demising walls that may be required to subdivide the space. The blueprints of the proposed tenant improvements shall be submitted to the Lessor for review and approval prior to commencement of construction. In the event that the Lessee does not complete the 6,000 square feet of office space on or before such date of the rent shall escalate to $9,234.60 per month effective upon the date the Lease was signed.

“Lessor”
Mr. Art Grandlich
d/b/a McKellips Corporate Square

By:	/s/ Art Grandlich
Date:	August 17, 1998

“Lessee”

Renaissance International Group, Ltd., a Nevada corporation, d/b/a RIGL Corporation

By:	/s/ Kevin L. Jones
Its:	President